UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2014

KOGETO, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-51997	65-0637308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Wooster Street, 2nd Floor
New York, New York		10013
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 490-8169

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Kogeto, Inc.

May 1, 2014

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2014, John P. Clark was appointed to be the Chief Financial Officer of Kogeto, Inc. (the “Company”). Mr. Clark had previously joined the Company on April 7, 2014.

Over the past 16 years, Mr. Clark, age 43, has gained extensive experience working with global, growth-oriented technology companies, primarily leading SEC financial reporting and internal accounting functions. From September 2013 to April 2014, Mr. Clark served as a finance and accounting consultant to private and publicly-traded companies. From February 2006 to August 2013, Mr. Clark held various senior financial positions at KIT digital, Inc. (now Piksel), a video software solutions company previously traded on the Nasdaq Global Select Market. From September 1998 to February 2006, Mr. Clark was the Assistant Controller at Globix Corporation, a publicly-traded hosting, network services and Internet applications company. From 1996 to 1998, Mr. Clark was a senior auditor at American Express Tax and Business Services, a division of American Express offering financial, tax and advisory services, and Goldstein Golub Kessler (now part of McGladrey), a public accounting firm providing assurance and auditing services. From 1993 to 1996, Mr. Clark was a senior auditor at the public accounting firm of Rothstein Kass. Mr. Clark holds a B.S. degree in Business Administration with a concentration in Accounting from Montclair State University.

Effective April 7, 2014, Mr. Clark entered into an employment agreement with the Company. The employment agreement extends for a term expiring on April 7, 2016, and is automatically renewable for successive one-year periods thereafter unless either party provides notice of termination at the expiration of any term. Pursuant to the employment agreement, Mr. Clark has agreed to devote all of his skill, knowledge, commercial efforts and business time to the Company’s business as its Chief Financial Officer. The employment agreement provides that Mr. Clark will receive a base salary at an annual rate of $125,000 for services rendered in such position. In addition, Mr. Clark may be entitled to receive, at the sole discretion of the Company’s compensation committee (or board of directors), an annual bonus payable 25% in cash and 75% in shares of the Company’s common stock based on his meeting and exceeding performance goals of the Company. Mr. Clark is entitled to participate in the Company’s proposed 2014 Equity Incentive Award Plan, pursuant to which he will receive six-year stock options to purchase 670,187 shares of the Company’s common stock at a exercise price of $0.50 per share, vesting over a period of three years.

The employment agreement also provides for termination by the Company upon death or disability of the executive (defined as 180 days of incapacity during any one-year period) or upon conviction of a felony crime of moral turpitude or a material violation of his obligations to the Company. In the event the employment agreement is terminated by the Company without cause, Mr. Clark will be entitled to compensation for the balance of the term if he executes a release and discharge of all claims. The employment agreement with Mr. Clark does not have any change of control provisions.

The employment agreement also contains covenants (a) restricting Mr. Clark from engaging in any activities competitive with the Company’s business during the term of his employment agreement and one year thereafter, (b) prohibiting Mr. Clark from disclosure of confidential information regarding the Company at any time and (c) confirming that all intellectual property developed by Mr. Clark and relating to the Company’s business constitutes the Company’s sole and exclusive property.

Mr. Clark has not previously engaged in a related party transaction with the Company at any time, and there are no family relationships between Mr. Clark and any of the Company’s other executive officers or directors.

In connection with Mr. Clark’s appointment, Steven Adler resigned as the Company’s Chief Financial Officer effective May 1, 2014.  Mr. Adler will assume an advisory role in the Company.  There was no disagreement or dispute with the Company concerning his resignation.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated April 7, 2014, between Kogeto, Inc. and John Clark.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOGETO, INC.

Date: May 8, 2014	By:	/s/ Jeff Glasse
Jeff Glasse Founder and Chief Executive Officer